Exhibit 99.1

FOR IMMEDIATE RELEASE

Benchmark Appoints David L. Cummings as SVP and Chief Commercial Officer

Seasoned Executive Brings Proven Track Record in Commercial Strategy and Supply Chain Transformation to Benchmark’s Leadership Team

TEMPE, Ariz., December 10, 2025 – Benchmark Electronics, Inc. (NYSE: BHE), a global provider of engineering, design, and manufacturing services, today announced the appointment of David L. Cummings as Senior Vice President (SVP) and Chief Commercial Officer (CCO), effective immediately. Cummings succeeds David Moezidis as Chief Commercial Officer following David Moezidis’ promotion to President. As previously announced, David Moezidis will assume the role of Chief Executive Officer (CEO) upon Jeff Benck’s retirement effective March 31, 2026.

David Cummings brings over 20 years of executive experience in global customer management, supply chain transformation, and commercial operations. He has demonstrated success in leading multi-billion-dollar businesses, launching new market segments, and building partnerships across diverse industries. Most recently, Cummings served as VP General Manager at Flex, where he launched and scaled new market segments, secured significant new bookings, and orchestrated supply chain regionalization to enhance resilience.

“David Cummings embodies purpose-driven leadership and brings exceptional expertise that will accelerate our commercial strategy,” said David Moezidis, Benchmark’s President. “His proven success in global manufacturing and operational excellence, combined with an unwavering commitment to customer-centric innovation, will deepen the customer-obsession culture that defines Benchmark. I am confident David will build on our strong foundation and ignite the next chapter of growth and transformation as we continue to lead in innovation and customer excellence.”

As Benchmark welcomes new leadership, the company remains dedicated to advancing its strategic vision and building on its legacy of innovation, operational excellence, and customer focus.

“I’m thrilled to join Benchmark at such a pivotal moment in its growth journey,” said David Cummings. “Benchmark’s commitment to innovation and building solutions that truly matter aligns perfectly with my passion for driving transformation that elevates performance and creates lasting impact. I look forward to partnering with this exceptional team to strengthen customer relationships and accelerate the next chapter of growth.”

To learn more about Benchmark’s leadership team, please visit https://www.bench.com/leadership-team.

About Benchmark Electronics, Inc.

Benchmark provides comprehensive solutions across the entire product lifecycle by leading through its innovative technology and engineering design services; leveraging its optimized global supply chain; and delivering world-class manufacturing services in the following industries: advanced computing and communications, aerospace and defense, industrial, medical, and semiconductor capital equipment. Benchmark’s global operations include facilities in seven countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Alec Robertson

Brodeur Partners on behalf of Benchmark

Email: arobertson@brodeur.com

Mobile: 585-281-6399

Paul Mansky

Sr. Director of Investor Relations and Corporate Development

Email: paul.mansky@bench.com

Phone: 623-300-7052